Exhibit 99.1

News Release

Contact:
James M. Sullivan
Executive Vice President and Chief Financial Officer
+1 414-319-8509

JOY GLOBAL ANNOUNCES FIRST QUARTER
FISCAL 2017 OPERATING RESULTS

Milwaukee, WI - March 2, 2017 - Joy Global Inc. (NYSE: JOY), a worldwide leader in high-productivity mining solutions, today reported first quarter fiscal 2017 results.

First Quarter Summary

•	Bookings $615 million, up 12 percent from a year ago

•	Service bookings $524 million, increased 21 percent from a year ago

•	Net sales $498 million, down 5 percent from a year ago

•	Loss per diluted share $0.00, compared to $(0.41) a year ago

•	Adjusted loss per diluted share $(0.06), compared to $(0.23) a year ago

•	Cash from operations $41 million, down $67 million from a year ago

First Quarter Operating Results

"Over the last several months we have seen further evidence of commodity markets rebalancing, which has helped improve commodity pricing," said Ted Doheny, President and Chief Executive Officer. "These pricing improvements and increased production levels have strengthened cash flows for many mining companies. This has led to increased rebuild activity in what is typically a seasonally slower fiscal first quarter. While we are encouraged by recent market developments, the level of service bookings achieved in the first quarter is not expected to repeat over the remainder of the year. The mining industry remains cautious with overall capital expenditures still projected to decline in 2017."

Bookings - (in millions)
	Quarter Ended
	January 27, 2017	January 29, 2016	% Change
Segment:
Underground	$321	$281	14%
Surface	319	286	12%
Eliminations	(25)	(17)
Total Bookings by Segment	$615	$550	12%

Product:
Service	$524	$432	21%
Original Equipment	91	118	(23)%
Total Bookings by Product	$615	$550	12%

Consolidated bookings in the first quarter totaled $615 million, an increase of 12 percent versus the first quarter of last year. Original equipment orders decreased 23 percent while service orders increased 21 percent compared to the prior year. Current quarter bookings included a $10 million favorable impact from foreign currency exchange movements versus the year ago period, a $3 million increase for original equipment and a $7 million increase for service bookings. After adjusting for foreign currency exchange, orders were up 10 percent compared to the first quarter of last year, with original equipment orders down 25 percent and service orders up 20 percent.

Bookings for underground mining machinery increased 14 percent in comparison to the first quarter of last year. Original equipment orders decreased 28 percent compared to the prior year, with declines in Eurasia, China and Africa partially offset by increases in North America and Australia. Service orders increased 29 percent compared to the prior year, with increases in all regions except China. Orders for underground mining machinery increased by $7 million from the impact of foreign currency exchange compared to the first quarter of last year primarily due to the strengthening of the Australian dollar and South African rand relative to the U.S. dollar.

Bookings for surface mining equipment increased 12 percent in comparison to the prior year first quarter. Original equipment orders increased 19 percent compared to the prior year with increases in North America, Eurasia and China partially offset by declines in Latin America and Australia. Service orders increased 10 percent compared to the prior year, with increases in Latin America, North America and Africa partially offset by declines in Eurasia, Australia and China. Orders for surface mining equipment increased by $3 million from the impact of foreign currency exchange compared to the first quarter of last year, primarily due to the strengthening of the Australian dollar and South African rand relative to the U.S. dollar.

Backlog at the end of the first quarter was $936 million, up from $819 million at the beginning of the fiscal year.

Net Sales - (in millions)
	Quarter Ended
	January 27, 2017	January 29, 2016	% Change
Segment:
Underground	$252	$274	(8)%
Surface	267	277	(4)%
Eliminations	(21)	(25)
Total Net Sales by Segment	$498	$526	(5)%

Product:
Service	$432	$410	5%
Original equipment	66	116	(43)%
Total Net Sales by Product	$498	$526	(5)%

Consolidated net sales totaled $498 million, a 5 percent decrease versus the first quarter of last year. Original equipment sales decreased 43 percent and service sales increased 5 percent compared to the prior year. Current quarter net sales included a $3 million favorable impact from foreign currency exchange movements versus the year ago period for service sales. When adjusting for foreign currency exchange, sales were down 6 percent compared to the first quarter of last year with original equipment sales down 43 percent and service sales up 4 percent.

Net sales for underground mining machinery decreased 8 percent in comparison to the first quarter of last year. Original equipment sales decreased 40 percent compared to the prior year, with decreases in all regions except Africa. Service sales increased 2 percent compared to the prior year, with increases in Africa, Eurasia and China partially offset by declines in North America and Australia. Compared to the prior year first quarter, the impact of foreign currency exchange on underground mining machinery net sales was not meaningful.

Net sales for surface mining equipment decreased 4 percent in comparison to the first quarter of last year. Original equipment sales decreased 30 percent compared to the prior year, with decreases in all regions except China. Service sales increased 3 percent compared to the prior year, with increases in all regions except Africa and Australia. Net sales for surface mining equipment increased by $3 million from the impact of foreign currency exchange compared to the first quarter of last year, primarily due to the strengthening of the Australian dollar and Chilean peso relative to the U.S. dollar.

Reconciliation of Operating Income (Loss) to Adjusted Operating Income (Loss)
(in millions)	Quarter Ended
	January 27, 2017	January 29, 2016	Return on Sales
			2017	2016
Underground	$(5.8)	$(38.5)	(2.3)%	(14.0)%
Surface	20.7	7.8	7.7	2.8
Corporate Expenses	(12.2)	(7.5)
Eliminations	(4.4)	(6.9)
Operating Loss	(1.7)	(45.1)	(0.3)%	(8.6)%
Restructuring and related charges	4.0	26.7	0.8	5.1
Merger costs	2.5	—	0.5	—
Adjusted Operating Income (Loss)	$4.8	$(18.4)	1.0%	(3.5)%

Operating loss for the first quarter of fiscal 2017 totaled $2 million, compared to $45 million in the first quarter of fiscal 2016. The $43 million year-over-year decrease in operating loss in the quarter was due to lower restructuring and related charges, lower manufacturing spending costs net of absorption, increased service volumes, favorable product mix and savings from the company's cost reduction programs. These items were partially offset by lower original equipment volumes, merger costs, and reduced other income. The first quarter of fiscal 2017 included an aggregate negative impact of $7 million from restructuring and related charges and merger costs compared to a net $27 million negative impact in the first quarter of fiscal 2016 for restructuring and related charges.

During the first quarter of fiscal 2017, we continued restructuring activities to align the company's workforce and overall cost structure with current and anticipated levels of demand. The restructuring activities in the first quarter of fiscal 2017 were $4 million, inclusive of $3 million of non-cash inventory charges directly related to facility closures, primarily in China. Additional restructuring and related charges of approximately $10 million, with estimated cash costs of $6 million, are expected in the remainder of fiscal 2017 as the company continues to optimize its global manufacturing footprint.

Reconciliation of Net Loss and Loss per Share to Adjusted Net Loss and Adjusted Loss per Share
	Quarter Ended
	January 27, 2017		January 29, 2016
	Dollars in millions	Fully Diluted EPS	Dollars in millions	Fully Diluted EPS
Operating loss	$(1.7)		$(45.1)
Interest expense, net	11.0		12.1
Income tax benefit	(12.5)		(17.0)
Net loss and loss per share	(0.2)	$0.00	(40.2)	$(0.41)
Restructuring and related charges	4.0	0.04	26.7	0.27
Tax benefit on restructuring charges	(0.2)	—	(8.0)	(0.08)
Merger costs	2.5	0.03	—	—
Tax benefit on merger costs	(0.6)	(0.01)	—	—
Net discrete tax benefit	(11.6)	(0.12)	(0.9)	(0.01)
Adjusted net loss and adjusted loss per share	$(6.1)	$(0.06)	$(22.4)	$(0.23)

Fully diluted loss per share for the first quarter of fiscal 2017 totaled $0.00, compared to fully diluted loss per share of $0.41 in the first quarter of fiscal 2016. The first quarter of fiscal 2017 included a net positive impact of $0.06 per share for restructuring and related charges, merger costs and a net discrete tax benefit, compared to a net negative impact of $0.18 per share in the first quarter of fiscal 2016 from restructuring and related charges and a net discrete tax benefit.
The effective income tax rate was 98 percent for the first quarter of fiscal 2017, compared to 30 percent for the first quarter of fiscal 2016. Excluding restructuring charges, merger costs and a net discrete tax benefit in the first quarter of fiscal 2017, the effective income tax rate was 3 percent. In the first quarter of 2017 we recognized net discrete tax benefits of $12 million, which were primarily attributable to tax benefits resulting from the company's footprint rationalization activities. The adjusted effective income tax rate for the quarter was attributable to a less beneficial geographical mix of earnings.

Liquidity

Cash provided by continuing operations was $41 million for the first quarter of fiscal 2017, compared to $109 million provided by continuing operations in the first quarter of fiscal 2016. The decrease in cash provided by continuing operations during the first quarter versus the year ago period was primarily due to reduced cash from trade working capital.

Capital expenditures were $7 million in the first quarter of fiscal 2017, compared to $8 million in the first quarter of fiscal 2016. Non-core asset sales in the current quarter of $5 million included the sale of certain assets associated with one of our electrical facilities. This compared to non-core asset sales of $9 million in the first quarter of fiscal 2016 primarily related to the sale of certain assets within the underground segment.

As of the end of the fiscal first quarter 2017, we had $725 million available for borrowings under our credit agreement.  In December 2015, the credit agreement was amended to increase the maximum consolidated leverage ratio starting in the second quarter of 2016 and continuing through to the first quarter of 2018, with a maximum ratio of 4.5x for the fourth quarter of 2016 through the second quarter of 2017.  We were in compliance with all financial covenants under our credit agreement as of the end of the first quarter of 2017.

Market Outlook

The global economy has maintained the momentum that started during the calendar fourth quarter of 2016, as January macroeconomic indicators suggested growth nearing a two-year high. Improved economic sentiment, along with continued evidence of commodity markets rebalancing, have led to most commodity prices improving since early November. Across the markets served by the company, commodity prices have increased on average 7 percent since November, although seaborne coal markets have contracted from their November highs.

After seeing U.S. coal production decline 27 percent since 2014, production was up nearly 16 percent through the first six weeks of 2017 with total production for the year expected to reach 750 million tons, an increase of 3 percent from 2016. The primary drivers behind this production improvement were elevated natural gas prices, which are expected to average over $3.30/mmBtu this year, along with a U.S. coal industry that is leaner and more efficient.

In a similar manner, copper prices have increased nearly 22 percent since November as expectations of stronger global demand have driven prices higher. Recently, copper markets have also seen a number of supply disruptions that have contributed to the rise in copper prices. The combination of an increasingly optimistic demand outlook, along with potentially higher than normal supply disruptions are expected to result in copper prices averaging approximately $2.50 per pound over the course of 2017.

Seaborne metallurgical coal and thermal coal markets remain largely tied to Chinese domestic production policy. After peaking in November at over $300 per tonne, met coal prices have fallen towards $160 per tonne as the 276-day Chinese production policy, aimed at cutting domestic production by nearly 20 percent, was lifted over the last several months. At the same time, weaker seasonal demand contributed to falling prices. However, the beginning of construction season, various global infrastructure programs, and the potential for the reinstatement of the 276-day production limit in China is expected to stabilize the met coal market over the near term.

Although iron ore prices have averaged nearly $80 per tonne since November, they are expected to pull back over the course of 2017 averaging $58 per tonne for the year. While the demand profile looks stable given the global steel production outlook, new low-cost supply coming online over the course of the year will likely put downward pressure on prices. Given the concentration of global suppliers, the ability to manage new supply will be the key determinant of iron ore prices going forward.

Company Outlook

"As global economic activity continues to improve, there is increasing sentiment that the mining industry is nearing a bottom. While there is evidence the deferred maintenance cycle on installed equipment is coming to an end, investment in new capacity remains slow. Only projects that deliver a step change in productivity are proceeding," continued Doheny. "Despite this hurdle, our teams remain focused on advancing our strategic growth and operational excellence initiatives to position the company for success as the mining industry recovers.

"The Company currently expects the Komatsu transaction to close by mid-2017, or earlier, depending on the progress of the remaining regulatory clearances. We are confident that through this transaction our customers and other business partners will benefit from a broader offering of products, systems and solutions across a wider scope of mining and construction applications."

Non-GAAP Financial Measures

We include non-GAAP financial measures in this press release, including adjusted net sales, adjusted operating loss from continuing operations, adjusted net loss from continuing operations and adjusted diluted loss per share from continuing operations, adjusted loss from continuing operations before income taxes and adjusted effective income tax rate. These measures remove the effect of certain items and are provided to present consistency to aid investors in comparing our operating results across periods. These measures are not purported to be alternatives to net sales, operating income (loss) from continuing operations, net income (loss) from continuing operations, diluted (loss) earnings per share from continuing operations or effective income tax rate as presented in accordance with GAAP. Reconciliations of the non-GAAP financial measures to the Company's comparable GAAP financial measures for the periods presented are set forth in this press release.

Pending Merger with Komatsu America Corp.

On July 21, 2016, we entered into an Agreement and Plan of Merger with Komatsu America, Pine Solutions Inc. (“Merger Sub”) and (solely for the purposes specified in the merger agreement) Komatsu Ltd., providing for the merger of Merger Sub with and into Joy Global, with Joy Global surviving the merger as a wholly owned subsidiary of Komatsu America (the "Merger"). At the effective time of the Merger, each outstanding share of our common stock (other than dissenting shares and shares owned by certain Merger parties) will be canceled and converted into the right to receive $28.30 per share in cash, without interest.

The consummation of the Merger is subject to satisfaction of customary closing conditions, including among other things, the receipt of stockholder approval and the expiration or termination of any waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Acts of 1976 (the "HSR Act") and similar regulatory clearances in certain other jurisdictions. On October 12, 2016, the transaction received early termination of the waiting period under the HSR Act and on October 19, 2016, the company's stockholders approved the Merger.

The Company currently expects the transaction to close by mid-2017, or earlier, depending on the progress of the remaining regulatory clearances.

In light of the pending merger, the company will not hold a conference call following issuance of its fiscal 2017 first quarter earnings release. For more information related to the merger, please refer to the company’s filings with the Securities and Exchange Commission.

About Joy Global

Joy Global Inc. is a worldwide leader in mining equipment and services for surface and underground mining.

Additional Information and Where to Find it

Joy Global previously filed with the Securities and Exchange Commission (SEC) a definitive proxy statement relating to the stockholders’ meeting at which the Komatsu transaction was approved by the company’s stockholders. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed with the SEC at the SEC's website at www.sec.gov.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as "anticipate," "around," "believe," "could," "estimate," "expect," "forecast," "indicate," "intend," "may be,"

"objective," "plan," "potential," "predict," "project," "should," "will be," and similar expressions are intended to identify forward-looking statements. The forward-looking statements in this press release are based on our current expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from any forward-looking statement. Forward-looking statements contained herein are made only as to the date of this press release and we undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Important factors that could cause our actual results to differ materially from the events anticipated by the forward-looking statements include risks and uncertainties associated with the satisfaction of the remaining conditions to closing with respect to our pending merger with Komatsu America as well as other uncertainties and cautionary statements set forth in our public filings with the SEC.

JOY-F

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Quarter Ended
	January 27, 2017	January 29, 2016

Net sales	$497,769	$526,300
Costs and expenses:
Cost of sales	389,108	438,256
Product development, selling and administrative expenses	111,111	110,413
Restructuring charges	772	26,659
Other income	(1,472)	(3,941)
Operating loss	(1,750)	(45,087)

Interest expense, net	11,022	12,116
Loss before income taxes	(12,772)	(57,203)

Benefit for income taxes	(12,495)	(16,982)
Net loss	$(277)	$(40,221)

Basic loss per share	$0.00	$(0.41)

Diluted loss per share	$0.00	$(0.41)

Dividends per share	$0.01	$0.01

Weighted average shares outstanding:
Basic	98,913	97,851
Diluted	98,913	97,851

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(In thousands)

	January 27, 2017	October 28, 2016
		(As adjusted)
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$321,909	$276,709
Accounts receivable, net	639,881	683,958
Inventories	836,465	814,821
Other current assets	133,005	113,434
Assets held for sale	330	3,703
Total current assets	1,931,590	1,892,625

Property, plant and equipment, net	642,882	656,245
Other intangible assets, net	217,081	223,411
Goodwill	350,762	350,843
Deferred income taxes	179,539	171,775
Other non-current assets	123,650	128,401
Total assets	$3,445,504	$3,423,300

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term borrowings, including current portion of long-term obligations	$43,006	$41,611
Trade accounts payable	219,502	236,787
Employee compensation and benefits	72,532	91,224
Advance payments and progress billings	242,450	173,121
Accrued warranties	40,775	40,787
Other accrued liabilities	167,657	188,591
Total current liabilities	785,922	772,121

Long-term obligations	953,241	962,291

Other liabilities:
Liability for postretirement benefits	14,249	14,260
Accrued pension costs	169,471	175,120
Other non-current liabilities	127,930	117,802
Total other liabilities	311,650	307,182

Shareholders' equity	1,394,691	1,381,706

Total liabilities and shareholders' equity	$3,445,504	$3,423,300

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Quarter Ended
	January 27, 2017	January 29, 2016
Operating Activities:
Net loss	$(277)	$(40,221)
Depreciation and amortization	26,217	40,087
Other adjustments to continuing operations, net	7,426	18,646
Changes in working capital items:
Accounts receivable, net	44,290	146,678
Inventories	(19,623)	26,917
Trade accounts payable	(18,598)	(54,900)
Advance payments and progress billings	66,907	8,957
Other working capital items	(64,869)	(37,575)
Net cash provided by operating activities	41,473	108,589

Investing Activities:
Property, plant, and equipment acquired	(6,611)	(8,103)
Proceeds from sale of property, plant and equipment	4,900	9,167
Other investing activities, net	—	122
Net cash (used) provided by investing activities	(1,711)	1,186

Financing Activities:
Common stock issued	10,668	—
Dividends paid	(1,009)	(997)
Financing fees	—	(1,011)
Payments on credit agreement	—	(58,600)
Repayments of term loan	(9,375)	(4,687)
Other financing activities, net	5,284	(1,507)
Net cash provided (used) by financing activities	5,568	(66,802)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(60)	(5,925)

Increase in cash, cash equivalents and restricted cash	45,270	37,048
Cash, cash equivalents and restricted cash at the beginning of period	278,219	102,885
Cash, cash equivalents and restricted cash at the end of period	$323,489	$139,933

Supplemental cash flow information:
Interest paid	$8,113	$8,421
Income taxes paid (refunded)	10,102	(8,108)
Depreciation and amortization by segment:
Underground	$13,041	$22,420
Surface	12,460	16,741
Corporate	716	926
Total depreciation and amortization	$26,217	$40,087

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	January 27, 2017	January 29, 2016	Change
Net Sales By Segment:
Underground	$252,336	$274,494	$(22,158)	(8)%
Surface	267,343	276,572	(9,229)	(3)%
Eliminations	(21,910)	(24,766)	2,856
Total Sales By Segment	$497,769	$526,300	$(28,531)	(5)%

Net Sales By Product:
Service	$431,899	$410,620	$21,279	5%
Original Equipment	65,870	115,680	(49,810)	(43)%
Total Sales By Product	$497,769	$526,300	$(28,531)	(5)%

Net Sales By Geography:
United States	$146,457	$139,022	$7,435	5%
Rest of World	351,312	387,278	(35,966)	(9)%
Total Sales By Geography	$497,769	$526,300	$(28,531)	(5)%

Operating (Loss) Income By Segment:			% of Net Sales
Underground	$(5,819)	$(38,450)	(2.3)%	(14.0)%
Surface	20,672	7,788	7.7%	2.8%
Corporate	(12,193)	(7,529)
Eliminations	(4,410)	(6,896)
Total Operating Loss	$(1,750)	$(45,087)	(0.4)%	(8.6)%

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	January 27, 2017	January 29, 2016	Change
Bookings By Segment:
Underground	$321,364	$280,879	$40,485	14%
Surface	319,488	285,953	33,535	12%
Eliminations	(25,311)	(17,018)	(8,293)
Total Bookings By Segment	$615,541	$549,814	$65,727	12%

Bookings By Product:
Service	$524,132	$431,672	$92,460	21%
Original Equipment	91,409	118,142	(26,733)	(23)%
Total Bookings By Product	$615,541	$549,814	$65,727	12%

	Amounts as of:
	January 27, 2017	October 28, 2016	July 29, 2016	April 29, 2016
Backlog By Segment:
Underground	$537,336	$468,308	$539,893	$567,528
Surface	430,816	378,671	416,982	457,966
Eliminations	(31,801)	(28,400)	(41,155)	(49,844)
Total Backlog By Segment	$936,351	$818,579	$915,720	$975,650

Backlog By Product:
Service	$532,173	$439,940	$470,834	$465,424
Original Equipment	404,178	378,639	444,886	510,226
Total Backlog By Product	$936,351	$818,579	$915,720	$975,650

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

Impact of Foreign Exchange on Bookings

	Quarter ended January 27, 2017			Quarter ended January 29, 2016	% Change
	As Reported	Impact of Foreign Exchange	Adjusted	As Reported	As Reported	Adjusted
Net Bookings by Segment:
Underground	321,364	7,356	314,008	280,879	14%	12%
Surface	319,488	2,520	316,968	285,953	12%	11%
Eliminations	(25,311)	—	(25,311)	(17,018)
Total Bookings by Segment	615,541	9,876	605,665	549,814	12%	10%

Net Bookings by Product:
Service	524,132	7,005	517,127	431,672	21%	20%
Original Equipment	91,409	2,871	88,538	118,142	(23)%	(25)%
Total Bookings by Product	615,541	9,876	605,665	549,814	12%	10%

RECONCILIATIONS ON NON-GAAP FINANCIAL MEASURES

Non-GAAP Reconciliation of Adjusted Sales

	Quarter ended January 27, 2017			Quarter ended January 29, 2016	% Change
	As Reported	Impact of Foreign Exchange	Adjusted	As Reported	As Reported	Adjusted
Net Sales by Segment:
Underground	252,336	405	251,931	274,494	(8)%	(8)%
Surface	267,343	2,861	264,482	276,572	(4)%	(4)%
Eliminations	(21,910)	—	(21,910)	(24,766)
Total Sales by Segment	497,769	3,266	494,503	526,300	(5)%	(6)%

Net Sales by Product:
Service	431,899	3,047	428,852	410,620	5%	4%
Original Equipment	65,870	219	65,651	115,680	(43)%	(43)%
Total Sales by Product	497,769	3,266	494,503	526,300	(5)%	(6)%

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

Reconciliation of Operating (Loss) Income to Adjusted Operating (Loss) Income by Segment

	Quarter ended January 27, 2017
	Underground	Surface	Corporate	Eliminations	Total

Operating (Loss) Income	$(5,819)	$20,672	$(12,193)	$(4,410)	$(1,750)
Restructuring and related charges	3,766	269	—	—	4,035
Merger costs	—	—	2,527	—	2,527
Adjusted Operating (Loss) Income	$(2,053)	$20,941	$(9,666)	$(4,410)	$4,812

Reconciliation of Operating (Loss) Income to Adjusted Operating (Loss) Income by Segment

	Quarter ended January 29, 2016
	Underground	Surface	Corporate	Eliminations	Total

Operating (Loss) Income	$(38,450)	$7,788	$(7,529)	$(6,896)	$(45,087)
Restructuring and related charges	25,700	564	395		26,659
Adjusted Operating (Loss) Income	$(12,750)	$8,352	$(7,134)	$(6,896)	$(18,428)

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

Non-GAAP Reconciliation of Effective Income Tax Rate (EITR)
	Quarter ended January 27, 2017
	(Loss) Income before Income Taxes	(Benefit) Provision for Income Taxes	EITR	Net (Loss) Income

As reported	(12,772)	(12,495)	97.8%	(277)

Restructuring and related charges	4,035	171		3,864
Merger costs	2,527	569		1,958
Net discrete benefit	—	11,582		(11,582)
As adjusted	(6,210)	(173)	2.8%	(6,037)

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.